210

ARTICLES OF AMENDMENT
(General Business)

FILED EFFECTIVE

To the Secretary of State of the State of Idaho
Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1. The name of the corporation is:

New Jersey Mining Company

If the corporation has been administratively dissolved and the corporate name is no longer available for use, the amendment(s) below must include a change of corporate name.

2. The text of each amendment is as follows:

Article VI
The aggregate number of shares which this Corporation shall have authority to issue is 201,000,000 shares, of which 200,000,000 shares shall be Common Stock having no par value per share and 1,000,000 shares shall be Preferred Stock having no par value per share. Cumulative voting rights shall not exist with respect to any shares of stock of securities converted into shares of stock of the Corporation.

3. The date of adoption of the amendment(s) was: October 28, 2011

4. Manner of adoption (check one):

☐ The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1-1002, 30-1-1005 and 30-1-1006, Idaho Code, and was, therefore, adopted by the board of directors.

☐ None of the corporation's shares have been issued and was, therefore, adopted by the ☐ incorporator ☐ board of directors.

☑ Approval by the shareholders is required and the shareholders duly approved the amendment(s) as required by either Title 30, Idaho Code or by the Articles of Incorporation.

Customer Acct #:
(if using pre-paid account)

Secretary of State use only

Dated: November 8, 2011

Signed: [signature]

Typed Name: Grant A. Brackebusch

Capacity: Vice President

IDAHO SECRETARY OF STATE
11/10/2011 05:00
CK: 5135 CT: 93458 BH: 1297548
1 @ 30.00 = 30.00 AMEND PROF # 2

C 115780